BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2011 Annual Report on Form 10-K

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	July 3, 2011		June 27, 2010		June 28, 2009		June 29, 2008		Restated July 1, 2007

Earnings

Income before income taxes	$32,054		$49,073		$40,409		$29,609		$3,302
Less: Equity income from equity investees	(5,082)		(4,071)		(1,527)		(3,588)		(3,303)
Add: Fixed charges	25,942		29,520		34,010		41,337		46,592
Distributed income of equity investees	6,980		4,005		5,212		2,800		4,879

Earnings as defined	$59,894		$78,527		$78,104		$70,158		$51,470

Fixed Charges

Interest expense	$23,014		$25,573		$30,521		$37,554		$42,932
Amortization of discounts related to indebtedness	304		896		626		569		759

Interest expense as reported	23,318		26,469		31,147		38,123		43,691

Amortization of deferred financing fees	934		1,250		1,331		1,414		1,173
Portion of rent expense relating to interest	1,690		1,801		1,532		1,800		1,728

Fixed charges as defined	$25,942		$29,520		$34,010		$41,337		$46,592

Ratio of earnings to fixed charges	2.3	x	2.7	x	2.3	x	1.7	x	1.1	x